NEWMIL BANCORP, INC.
               CONSENT OF COOPERS & LYBRAND L.L.P.

Coopers & Lybrand L.L.P.

CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
  NewMil Bancorp, Inc.

We consent to the incorporation by reference in the registration statement of NewMil Bancorp, Inc. and Subsidiary on Form S-8 (File No 0-16455) of our report dated July 19, 1996, on our audits of the consolidated financial statements of NewMil Bancorp, Inc. as of June 30, 1996 and 1995, and for the years ended June 30, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K.


 /s/ Coopers & Lybrand


Hartford, Connecticut
September 19, 1996

Coopers & Lybrand L.L.P., a registered limited liability partnership, is a member firm of Coopers & Lybrand International.